LONG-TERM INCENTIVE PLAN
                                OF
                  DIVERSIFIED RESOURCES GROUP, INC.


1.       PURPOSE.

         (a) General. The purpose of the Diversified Resources Group, Inc. Long-Term Incentive Plan (the "Plan") is to promote the success and enhance the value of Diversified Resources Group, Inc. (the "Company") by linking the personal interests of its key employees to those of Company's shareholders and by providing its key employees with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of the Company's operation is largely dependent. Accordingly, the Plan permits the grant of incentive Options from time to time to selected officers, key employees, outside consultants and directors.

2.       EFFECTIVE DATE.

          Effective Date. The Plan is effective as of October 22, 2001 (the "Effective Date").

3.       DEFINITIONS AND CONSTRUCTION.

         (a) Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this paragraph or in paragraphs 1(a) or 2 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

         (b) "Agreement" means any written agreement, contract or other instrument or document evidencing an Option;

         (c) "Board" means the Board of Directors of the Company;

         (d) "Change of Control" means and includes each of the following:

                (i) A change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Securities Exchange Act of 1934 Act (the "Exchange Act") regardless of whether the Company is subject to such reporting requirement;

              (ii) A change of control of the Company through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the Exchange Act), excluding affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act) directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

             (iii) Any consolidation or liquidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Shares immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

             (iv) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

              (v) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) in which the Company is a member.

         The foregoing events shall not be deemed to be a Change in Control if the transaction or transactions causing such change shall have been approved by the affirmative vote of at least a majority of the members of the Board in office as of the Effective Date ("Incumbents"), those serving on the Board pursuant to nomination or appointment thereto by a majority of Incumbents ("Successors"), and those serving on the Board pursuant to nomination or appointment thereto by a majority of a Board composed of Incumbents and/or Successors.

         (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time;

         (f) "Committee" means the committee of the Board described in paragraph 4;

         (g) "Disability" shall mean any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition;

         (h) "Fair Market Value" means with respect to Stock or any other property, the fair market value of such Stock or other property determined by such methods or procedures as may be established from time to time by the Committee;

         (i) "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto;

         (j) "Non-Qualified Stock Option" means an Option that is not intended to be an Incentive Stock Option;

         (k) "Option" means a right granted to a Participant under paragraph 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option;

         (l) "Participant" means a person who, as an officer, key employee, outside consultant or director of the Company or any Subsidiary, has been granted an Option under the Plan;

        (m) "Plan" means the Diversified Resources Group, Inc. Long-Term Incentive Plan, as amended from time to time;

         (n) "Retirement" means a Participant's termination of employment with the Company after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company;

         (o) "Stock" means the common stock of the Company;

         (p) "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company;

4.       ADMINISTRATION.

         (a) Committee. The Plan shall be administered by a Committee that is appointed by, and shall serve at the discretion of, the Board;

         (b) Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Committee in lieu of a meeting shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan;

         (c) Authority of Committee. The Committee has the exclusive power, authority and discretion to:

              (i) Designate Participants;

             (ii) Determine the type or types of Options to be granted to each Participant;

            (iii) Determine the number of Options to be granted and the number of shares of Stock to which an Option will relate;

            (iv) Determine the terms and conditions of any Option granted under the Plan including but not limited to, the exercise price, any restrictions or limitations on the Option, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

             (v) Determine whether, to what extent, and under what circumstances the exercise price of an Option may be paid in cash, Options or other property, or an Option may be canceled, forfeited, or surrendered;

            (vi) Prescribe the form of each Option Agreement, which need not be identical for each Participant;

           (vii) Decide all other matters that must be determined in connection with an Option award;

          (viii) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

            (ix) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

         (d) Decisions Binding. The Committee's interpretation of the Plan, any Options granted under the Plan, any Option Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

5.       SHARES SUBJECT TO THE PLAN.

         (a) Number of Shares. Subject to adjustment provided in paragraph 9(a) the aggregate number of shares of Stock reserved and available for Options shall be 23,080,808.

         (b) Lapsed Options. To the extent that an Option terminates, expires or lapses for any reason, any shares of Stock subject to the Option will again be available for the grant of an Option under the Plan to the full extent available pursuant to the rules and interpretations of the Securities and Exchange Commission under Section 16 of the Exchange Act, as amended;

         (c) Stock Distributed. Any Stock distributed pursuant to an Option may consist, in whole or in part, of authorized and unissued Stock or treasury Stock;

6.       ELIGIBILITY.

         (a) General. Options may be granted only to individuals who are officers, key employees, outside consultants or directors of the Company or a Subsidiary, as determined by the Committee.

7.       STOCK OPTIONS.

         (a) General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

              (i) Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee, provided that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant;

            (ii) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised;

           (iii) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants;

           (iv) Evidence of Grant. All Options shall be evidenced by a written Option Agreement between the Company and the Participant. The Option Agreement shall include such provisions as may be specified by the Committee;

         (b) Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

              (i) Exercise Price. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant;

             (ii) Exercise. In no event, may any Incentive Stock Option be exercisable for more than ten years from the date of its grant;

           (iii) Lapse of Option. An Incentive Stock Option shall lapse under the following circumstances:

                   (1) The Incentive Stock Option shall lapse ten years after it is granted, unless an earlier time is set in the Option Agreement;

                     (2) The Incentive Stock Option shall lapse three months after the Participant's termination of employment, if the termination of employment was attributable to (a) Disability, (b) Retirement or (c) for any other reason, provided that the Committee has approved, in writing, the continuation of any Incentive Stock Option outstanding on the date of the Participant's termination of employment;

                     (3) If the Participant separates from employment other than as provided in paragraph (2), the Incentive Stock Option shall lapse at the time of the Participant's termination of employment;

                     (4) If the Participant dies before the Option lapses pursuant to paragraph (1), (2) or (3), above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the date on which the Option would have lapsed had participant lived and had his employment status (i.e., whether the Participant was employed by the Company on the date of his death or had previously terminated employment) remained unchanged; or (b) 15 months after the date of the Participant's death. Upon the Participant's death, any exercisable Incentive Stock Options may be exercised by the Participant's legal representative or representatives, by the person or persons entitled to do so under the Participant's last will and testament, or, if the Participant shall fail to make testamentary disposition of such Incentive Stock Option or shall die intestate, by the person or persons entitled to receive said Incentive Stock Option under the applicable laws of descent and distribution.

         (c) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Option is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000;

         (d) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant;

         (e) Expiration of Incentive Stock Options. No Option of an Incentive Stock Option may be made pursuant to this Plan after December 31, 2005.

         (f) Right to Exercise. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

8.      PROVISIONS APPLICABLE TO OPTIONS.

         (a) Exchange Provisions. The Committee may at any time offer to exchange or buy out any previously granted Option for a payment in cash, Stock, or another Option, based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made;

         (b) Term of Option. The term of each Option shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant;

         (c) Form of Payment for Option Shares. Subject to the terms of the Plan and any applicable law or Option Agreement, payments or transfers to be made to the Company or a Subsidiary on the exercise of an Option may be made in such forms as the Committee determines at or after the time of grant, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee;

         (d) Limits on Transfer. No right or interest of a Participant in any Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided below, no Option shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a court order that would otherwise satisfy the requirements to be a domestic relations order as defined in Section 414(p)(1)(B) of the Code, if the order satisfies Section 414(p)(1)(A) of the Code notwithstanding that such an order relates to the transfer of a stock option rather than an interest in an employee benefit pension plan. In the Option Agreement for any Option other than an Option that includes an Incentive Stock Option, the Committee may allow a Participant to assign or otherwise transfer all or a portion of the rights represented by the Option to specified individuals or classes of individuals, or to a trust benefitting such individuals or classes of individuals, subject to such restrictions, limitations, or conditions as the Committee deems to be appropriate;

         (e) Beneficiaries. Notwithstanding paragraph 8(d), a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Option upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Option Agreement applicable to the Participant, except to the extent the Plan and Option Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant's spouse as his beneficiary with respect to more than 50 percent of the Participant's interest in the Option shall not be effective without the written consent of the Participant's spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee;

         (f) Stock Certificates. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock;

         (g) Tender Offers. In the event of a public tender for all or any portion of the Stock, or in the event that a proposal to merge, consolidate, or otherwise combine with another company is submitted for shareholder approval, the Committee may in its sole discretion declare previously granted Options to be immediately exercisable. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in paragraph 7(c), the excess Options shall be deemed to be Non-Qualified Stock Options;

         (h) Acceleration Upon a Change of Control. If a Change of Control occurs, all outstanding Options shall become fully exercisable and all restrictions on outstanding Options shall lapse.

9.      CHANGES IN CAPITAL STRUCTURE.

         (a) General. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Option shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to each Option the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Option;

         (b) Merger. Subject to the Change of Control provision in paragraph 8(h), a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or resulting corporation, shall, in the sole discretion of the Committee:

              (i) Cause every Option outstanding hereunder to terminate, except that the surviving or resulting corporation, in its absolute and uncontrolled discretion, may tender an option or options to purchase its shares or exercise such rights on terms and conditions, as to the number of shares and rights and otherwise, which shall substantially preserve the rights and benefits of any Option then outstanding thereunder; or

             (ii) Give each Participant the right to exercise Options prior to the occurrence of the event otherwise terminating the Options over such period as the Committee, in its sole and absolute discretion, shall determine. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in paragraph 7(c), the excess Options shall be deemed to be Non-Qualified Stock Options.

10.      AMENDMENT, MODIFICATION AND TERMINATION.

         (a) Amendment, Modification and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan. However, without approval of the shareholders of the Company or other conditions (as may be required by the Code, by the insider trading rules of Section 16 of the 1934 Act, by any national securities exchange or system on which the Stock is listed or reported, or by a regulatory body having jurisdiction), no such termination, amendment, or modification may:

              (i) Materially increase the total number of shares of Stock that may be issued under the Plan, except as provided in paragraph 9(a);

             (ii) Materially modify the eligibility requirements for
                  participation in the Plan; or

            (iii) Materially increase the benefits accruing to Participants under the Plan.

         (b) Options Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the Participant.

16.      GENERAL PROVISIONS.

         (a) No Rights to Options. No Participant or employee shall have any claim to be granted any Option under the Plan, and neither the Company nor the Committee is obligated to treat Participants and employees uniformly;

         (b) No Stockholders' Rights. No Option gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Option;

         (c) Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon any taxable event under the Plan, Participants may elect, subject to the Committee's approval, to satisfy the withholding requirement, in whole or in part, by having the Company or any Subsidiary withhold shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes in accordance with such procedures as the Committee establishes. The Committee may, at the time any Option is granted, require that any and all applicable tax withholding requirements be satisfied by the withholding of shares of Stock as set forth above;

         (d) No Right to Employment. Nothing in the Plan or any Option Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary;

         (e) Unfunded Status of Options. The Plan is intended to be an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Option, nothing contained in the Plan or any Option Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary;

         (f) Indemnification. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless;

         (g) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary;

         (h) Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries;

         (i) Titles and Headings. The titles and headings of the paragraphs in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control;

         (j) Fractional Shares. No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up;

         (k) Government and Other Regulations. The obligation of the Company to make payment of Options in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the "1933 Act"), any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption;

         (l) Governing Law. The Plan and all Option Agreements shall be construed in accordance with and governed by the laws of the State of Utah.

         This Long Term Incentive Plan was adopted by the Board of Directors of the Company effective as of October 22, 2001.

                                   Diversified Resources Group, Inc.


                                   By/s/Mark Daniels
                                       Mark Daniels
                                       President, Secretary and
                                       Director


                                   Attest:


                                   /s/Carl L. Smith
                                   Carl L. Smith, Director